PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND
SUB‑ADVISORY AGREEMENT
KLS DIVERSIFIED ASSET MANAGEMENT LP

SUB-ADVISORY AGREEMENT (the “Agreement”) executed as of the 25th day of June, 2019 by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the “Manager”), and KLS DIVERSIFIED ASSET MANAGEMENT LP, a Delaware limited partnership (hereinafter called the “Sub‑Advisor”).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to the Principal Diversified Select Real Asset Fund (the “Fund”), a closed‑end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager desires to retain the Sub‑Advisor to render discretionary investment advisory services for all or a portion of the assets of the Fund, which the Manager has agreed to provide to the Fund, and the Sub‑Advisor desires to furnish such services; and

WHEREAS, the Manager has furnished the Sub‑Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub‑Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the “Management Agreement”) with the Fund;

(b)	The Fund’s registration statement and financial statements as filed with the Securities and Exchange Commission (the “SEC”);

(c)	The Fund’s Agreement and Declaration of Trust and By‑laws; and

(d)	Policies, procedures or instructions adopted or approved by the Board of Trustees of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.    Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub‑Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of the Fund as may be allocated to the Sub‑Advisor by the Manager, from time to time (the “Allocated Assets”), as well as exercise all other ancillary rights or duties in connection with the management of such Allocated Assets necessary to implement any of the powers contained herein, subject to the control and direction of the Manager and the Fund’s Board of Trustees, for the period and on the terms hereinafter set forth. The Sub‑Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub‑Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.    Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:

(a)
Provide investment advisory services, including but not limited to research, advice and supervision for the Allocated Assets of the Fund. The Sub-Advisor’s responsibility in providing advice to the Fund is limited to the discrete portion of the Fund’s portfolio represented by the Allocated Assets.

(b)
Furnish to the Board of Trustees of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the Fund consistent with the Fund’s investment objective and policies as agreed to by the Manager and the Sub-Advisor from time to time and any specific criteria applicable to the Allocated Assets.

(c)
Implement the approved investment program for the Allocated Assets by placing orders for the purchase and sale of securities and other permitted investment instruments without prior consultation with the Manager and without regard to the length of time the securities or other permitted investment instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund’s registration statement, Agreement and Declaration of Trust and By-laws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect. In connection therewith, the Sub-Advisor is hereby appointed as the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation agreements (including without limitation prime brokerage agreements, International Swaps and Derivatives Association (ISDA) Master Agreements, Bond Market Association Master Repurchase and Global Master Repurchase Agreements), and other contracts and documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Allocated Assets.

(d)
Advise and assist the officers of the Fund, as reasonably requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Trustees, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Fund.

(e)
Maintain, in connection with the Sub-Advisor’s investment advisory services provided to the Allocated Assets, compliance with the 1940 Act and the regulations adopted by the SEC thereunder and the Fund’s investment strategies and restrictions as stated in the Fund’s prospectus and statement of additional information and any specific criteria applicable to the Allocated Assets, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 12(d) of this Agreement.

(f)
Report to the Board of Trustees of the Fund at such times and in such detail as the Board of Trustees may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Fund (and any specific criteria applicable to the Allocated Assets) are being observed.

(g)
Upon request, provide commercially reasonable assistance and recommendations for the determination of the fair value of certain securities and other investment instruments when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund’s Board of Trustees.

(h)
Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel employed by the Sub-Advisor and required for it to execute its duties hereunder, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement. The Sub-Advisor shall not be responsible for any expenses incurred by the Fund, except as otherwise specifically provided herein.

(i)
Open accounts with Foreign Account Tax Compliance Act compliant broker-dealers and futures commission merchants (“broker-dealers”), select broker-dealers to effect all transactions for the Fund, place all necessary orders with broker‑dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub‑Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund’s Board of Trustees providing such information as the number of aggregated trades to which the Fund was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Fund at prices which are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Fund as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Allocated Assets. In addition, joint repurchase or other accounts may not be utilized by the Fund except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)
Maintain all accounts, books and records with respect to the Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or the Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Fund are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to the Fund.

(k)
Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of the Sub-Advisor’s current Code of Ethics. The Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics and upon written request certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor’s Code of Ethics.

(l)
From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Fund, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund’s Board of Trustees at the Fund’s principal place of business on reasonable prior notice to review the investments of the Fund.

(m)
Provide such information as is customarily provided by a sub-advisor, or as may be required or reasonably requested by the Manager, for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to: the Sub-Advisor’s compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor’s most recent annual compliance report or a detailed summary of such report; timely and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor’s Rule 206(4)-7 compliance policies and procedures, marked to show changes along with a written summary of the purpose of each such change); Annual Proxy Voting Questionnaires; Annual Best Execution and Soft Dollar Questionnaires, and responses to all other reasonable requests from the Manager. The Sub-Advisor agrees to make available for the Manager’s review all deficiency letters issued by the SEC together with all responses given by Sub-Advisor to such letters. The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor’s ownership within a reasonable time after any such change. Manager acknowledges receipt of Sub-Advisor’s Form ADV more than 48 hours prior to the execution of this Agreement.

(n)
Vote proxies received on behalf of the Fund (with respect to the Allocated Assets) in a manner consistent with the Sub-Advisor’s proxy voting policies and procedures and provide a record of votes cast to the Manager, along with such other related information as may be reasonably requested by the Manager, in an electronic format to enable the Fund to file Form N-PX as required by SEC rule. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials, to the extent received by the Manager, with respect to the Allocated Assets and shall provide reasonable assistance to the Sub-Advisor, upon the Sub-Advisor’s request, in the Sub-Advisor’s efforts to conduct the proxy voting process.

(o)
Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities and/or other investment instruments held by the Fund (with respect to the portion thereof allocated to the Sub-Advisor).

(p)
Cooperate with the Manager in its performance of quarterly and annual tax compliance tests to monitor the Fund’s compliance with Subchapter M of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Fund is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action with respect to the Allocated Assets (to the extent consistent with applicable law) to bring the Fund back into compliance with the time permitted under the Code.

(q)
Be responsible for any applicable filing requirements pursuant to Section 30(h) of the 1940 Act to which it or any of its affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) is subject as a result of its investment management activities on behalf of the Fund hereunder.

(r)
Have the power to make, execute, acknowledge and deliver on behalf of the Fund any and all documents of transfer and conveyance and any and all other documents or instruments that may be necessary or appropriate to carry out the powers granted to it under this Agreement.

3.    Prohibited Conduct
In providing the services described in this Agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Financial Group, Inc. regarding transactions for the Fund in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

4.    Compensation
As full compensation for all services rendered and obligations assumed by the Sub‑Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.    Liability of Sub‑Advisor
Neither the Sub‑Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub‑Advisor’s investment discretion in connection with selecting investments for the Fund or other duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub‑Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. In no event will the Sub-

Advisor have any responsibility for any assets of the Fund other than the Allocated Assets or for any actions or omissions relating to any of the Allocated Assets at a time during which the Sub-Advisor was not managing such Allocated Assets or for the acts or omissions of any other sub-adviser to the Fund.

Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Advisor shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Manager, the Fund or to any shareholder resulting from any event beyond the reasonable control of the Sub-Advisor or its agents, including but not limited to, nationalization, expropriation, devaluation, seizure, or similar unusual actions by any governmental authority, de facto or de jure; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or acts of war, terrorism, insurrection or revolution; or acts of God (collectively, “Force Majeure Events”). Upon the occurrence of a Force Majeure Event, the Sub-Advisor shall endeavor to recommence performance or observance without delay, in a manner consistent with its obligations under the Advisers Act, the 1940 Act and as a fiduciary of the Fund.

6.    Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5 of this Agreement, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, “Trade Errors” are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Fund that result in the purchase or sale of securities or other investment instruments that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities or other investment instruments for the Fund in an unintended amount or price; or (iii) purchases or sales of securities or other investment instruments which violate the investment limitations or restrictions disclosed in the Fund’s registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor’s portfolio level), unless otherwise agreed to in writing.

7.    Supplemental Arrangements
The Sub‑Advisor may enter into arrangements with other persons affiliated with the Sub‑Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub‑Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Trustees of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.    Regulation
The Sub‑Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.    Duration and Termination of This Agreement
This Agreement shall become effective with respect to the Fund as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to the Fund, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub‑Advisor will continue to act as Sub‑Advisor with respect to the Allocated Assets of the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub‑Advisor or a different manager or sub‑advisor or other definitive action; provided, that the compensation received by the Sub‑Advisor in respect to the Allocated Assets of the Fund during such period is in compliance with Rule 15a‑4 under the 1940 Act.

This Agreement may be terminated with respect to the Fund at any time without the payment of any penalty by the Board of Trustees of the Fund or by the Sub‑Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment,” “voting security” and “majority of the outstanding voting securities”) shall be applied.

10.    Amendment of this Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) and by vote of a majority of the Board of Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub‑Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.    Services not Exclusive

The services of the Sub-Advisor to the Manager and the Fund are not to be deemed exclusive and the Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Manager agrees that Sub-Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require Sub-Advisor, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

12.    General Provisions

(a)
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)
Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre‑paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, 711 High Street, Des Moines, Iowa 50392‑0200. The address of the Sub-Advisor for this purpose shall be 452 Fifth Avenue, 22nd Floor, New York, NY 10018.

(c)
The Sub‑Advisor will promptly notify the Manager in writing of the occurrence of any of the following events, provided that such notice is not prohibited by applicable law, regulation or order of a government agency or regulator with appropriate jurisdiction. Any notification will be considered prompt if it is given in a manner consistent with the Sub-Adviser’s fiduciary and other obligations under the Advisers Act and contemporaneously with any regulatory filing or notice to other affected parties within the time that such filing or notice is required by applicable law :

1.
the Sub‑Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub‑Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

2.
the Sub‑Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

3.
the Sub-Advisor becomes aware of any pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that would reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.

4.
the Sub-Advisor becomes aware of a transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub-Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor.

(d)
The Manager shall provide (or cause the Fund custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Fund, cash requirements and cash available for investment in the Fund, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)
The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-Advisor’s policies to permit those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker’s or dealer’s promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)
The Sub-Advisor acknowledges Manager’s representation that the Fund is relying on the exclusion from the definition of “commodity pool operator” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”). The Sub-Advisor will not cause the Allocated Assets to exceed the de minimis trading limits set forth in Rule 4.5(c)(2)(iii)(B) unless otherwise agreed to in writing.

(g)
The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager

(h)	This Agreement contains the entire understanding and agreement of the parties.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By /s/ Michael J. Beer
Michael J. Beer
Executive Director - Principal Funds

By /s/ Adam U. Shaikh
Adam U. Shaikh
Assistant General Counsel

KLS DIVERSIFIED ASSET MANAGEMENT LP

By /s/ Michael P. Zarrilli
Name: Michael P. Zarrilli
Title: COO and Partner

APPENDIX A

The Sub-Advisor shall serve as an investment sub-advisor for the Fund. The Manager will pay the Sub-Advisor as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Fund’s assets allocated to Sub-Advisor’s management.

In calculating the fee included in the table below, the “Average Daily Assets” on which such fee is based shall include any group or pool of assets under management of Principal Life Insurance Company, any investment company sponsored by Principal Life Insurance Company, or any collective investment trust sponsored by Delaware Charter Guarantee & Trust Company (or any affiliate of any of the foregoing), in each case, which has the same investment mandate as, and is traded substantially in parallel with, the Allocated Assets.  For the avoidance of doubt, the assets as to which the Sub-Advisor provides sub-advisory services to Principal Global Investors, LLC pursuant to the Amended and Restated Sub-Advisory Agreement dated as of October 1, 2017 (as amended and restated from time to time) shall not be deemed to have the same investment mandate as the Allocated Assets (and, therefore, shall not be included in the calculation of the Sub-Advisor’s fee under this Agreement).

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Sub-Advisor’s Fee as a Percentage of Average Daily Assets
First $100M............................................................................................1.00%
Next $200M............................................................................................0.90%
Assets over $300M.................................................................................0.75%

APPENDIX B

Effective Date and Initial Term of Sub‑Advisory Agreement for the Fund

	Effective Date	Initial Term
Principal Diversified Select Real Asset Fund	6/25/2019	Two Years